Exhibit 99.1
Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark International announces results of the 2011 annual meeting stockholder vote

Board of Directors elects W. Roy Dunbar as a director

LEXINGTON, Ky., April 28, 2011 -- Lexmark International, Inc. (NYSE: LXK) today held its annual meeting of stockholders in Shawnee, Kan., home of Perceptive Software, a Lexmark company.

Lexmark announced that its stockholders, as recommended by the Company’s Board of Directors:

•	Elected Paul Rooke to serve as a Class I member of the Board of Directors for a two-year term, expiring at the 2013 annual meeting of stockholders;

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Elected Ralph E. Gomory, Jared L. Cohon, J. Edward Coleman and Sandra L. Helton to serve as Class II members of the Board of Directors for three-year terms, expiring at the 2014 annual meeting of stockholders;

•	Ratified the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for its fiscal year ending Dec. 31, 2011;

•	Approved, on an advisory basis, the compensation of the Company's named executive officers as described in the Company's proxy statement; and

•	Approved holding future advisory votes on executive compensation on a yearly basis.

After the meeting, the Company’s Board of Directors approved one year as the frequency for conducting future advisory votes on executive compensation.

The Board of Directors also elected W. Roy Dunbar to serve as a new director with a term expiring at the 2012 annual meeting of stockholders.

Dunbar is the chairman of private companies engaged in renewable energy and green construction, prior to which he served as chairman and chief executive officer of Network Solutions from 2008 to 2009. From 2004 to 2008, he was president, global technology and operations at Mastercard International, Inc. From 1990 to 2004, he held a number of senior level positions with Eli Lilly & Company including president, intercontinental region, and vice president and chief information officer. Dunbar is also a member of the board of directors of Humana, Inc. and iGate Corporation.

“We are delighted to have Mr. Dunbar join the Lexmark Board of Directors,” said Paul Rooke, Lexmark chairman and chief executive officer. “In addition to Mr. Dunbar’s strong

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operating and board experience, he brings a strong strategic perspective from several key industries and represents an important customer demographic, chief information officer, for our growing enterprise value proposition of workflow solutions, software and services.”

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of enterprise content management software that helps organizations easily manage the entire lifecycle of their documents and content, simplifying their business processes, and fueling greater operational efficiency. In 2010, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company’s Facebook and Twitter profiles.

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